UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2014

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-12658	54-1692118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

451 Florida Street, Baton Rouge, Louisiana 70801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (225) 388-8011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On April 30, 2014, Albemarle Corporation (the “Company”) entered into a trade confirmation (the “Confirmation”) with JPMorgan Chase Bank, National Association (“JPMorgan”), acting through its agent, J.P. Morgan Securities LLC (“JPMS”), with respect to an accelerated share repurchase program (the “ASR Program”). Pursuant to the terms of the Confirmation, the Company will purchase $100 million of its common stock from JPMorgan. The Company will acquire the shares under the share repurchase program previously authorized by the Company’s board of directors (the “Buyback Program”). Approximately 5.2 million shares remain authorized for repurchase under the Buyback Program. The purchases will be funded with a combination of available cash and commercial paper borrowings.

The total number of shares to ultimately be purchased by the Company under the ASR Program will generally be based on the average of the daily Rule 10b-18 volume-weighted average prices of the Company’s common stock during the term of the ASR Program, less an agreed discount. The shares will be purchased in two $50 million tranches that may be settled separately or simultaneously. The actual number of shares purchased will be determined at the completion of the ASR Program. The settlement of the ASR Program may be accelerated and the number of shares to be delivered may be adjusted upon the announcement or occurrence of certain corporate events, including without limitation tender offers, delisting, merger events or insolvency. The ASR Program will be terminated at any time that the Company’s share price is at or below $33.50 per share. The ASR Program is expected to be completed by the end of July 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBEMARLE CORPORATION

Date: April 30, 2014	By:	/s/ Karen G. Narwold
Karen G. Narwold
Senior Vice President, General Counsel, Corporate & Government Affairs, and Corporate Secretary